Exhibit 99(b)


                                          Public Affairs Department
                                          Scott A. Deitz
                                          Phone:  (715) 422-4023 or
                                          Tami Barber
                                          Phone:  (715) 422-3632
  FOR IMMEDIATE RELEASE                   June 30, 1995



                    CONSOLIDATED PAPERS COMPLETES ACQUISITIONS


       WISCONSIN RAPIDS, WIS. - Patrick F. Brennan, president and chief executive officer, Consolidated Papers, Inc. (NYSE:CDP), today announced that the company has completed the acquisition of Niagara of Wisconsin Paper Corporation, Lake Superior Paper Industries and Superior Recycled Fiber Industries.

       Niagara of Wisconsin was acquired from Pentair, Inc. Consolidated also purchased Pentair's and Minnesota Power's interests in both Lake Superior Paper Industries and Superior Recycled Fiber Industries.

       The completed transaction results in Consolidated's full ownership of all three of the businesses as of July 1, 1995.

       Consolidated paid approximately $227 million in cash and extinguished $52 million of debt associated with the acquired companies. In addition, certain assets of the acquired companies remain subject to operating leases entered into by the prior owners.

       "The friendly acquisition of these organizations has been completed, and we are pleased to welcome the almost 1,000 employees of these companies to the Consolidated Papers family," Brennan said.

       "By adding Niagara of Wisconsin, we expand our capability to meet customer demand for coated groundwood papers; by adding Superior Recycled Fiber Industries, we now produce high-quality recycled fiber from post-consumer wastepaper; and by adding Lake Superior Paper Industries, we broaden our grade line to include supercalendered papers, which are often used by many of the same customers who purchase No. 5 lightweight coated publication grades," he said.

       "These acquisitions are timely, strategic and represent our commitment to meeting the needs of our customers. And while this is our first major acquisition in 40 years, we will retain our long-standing commitment to invest millions of dollars in our current operations to ensure that we keep pace with marketplace demand for our paper products," Brennan said, noting that the company broke ground this week for a $166 million coated specialty paper machine at its Stevens Point Division in Stevens Point, Wisconsin. This machine is expected to start up in April 1997.

       Robert L. Wheeler has been named operations manager at Niagara of Wisconsin. He has 36 years of manufacturing experience in the paper industry and has worked at Niagara since 1991. David L. Beal has been named operations manager at Lake Superior Paper Industries and Superior Recycled Fiber Industries. Beal has 28 years of experience in papermaking and joined Lake Superior Paper Industries in 1986.

       Niagara of Wisconsin Paper Corporation, Niagara, Wisconsin, is a manufacturer of coated groundwood publication papers. The mill, which was founded in 1889, has three fourdrinier paper machines, which combine to total 240,000 tons of annual papermaking capacity. The company employs about 600 people. Five-year contracts between Niagara of Wisconsin and members of the two labor unions that comprise all union-affiliated employees at that company were recently ratified.

       Lake Superior Paper Industries, Duluth, Minnesota, manufactures supercalendered paper on a fourdrinier machine equipped with a top-wire former. The machine's annual capacity is also 240,000 tons. The company, which began operations in late 1987, employs approximately 330 people, who work in a nonunion, team-based system that Consolidated expects to retain there.

       Lake Superior Paper Industries also operates Superior Recycled Fiber Industries, which is adjacent to the Lake Superior Paper Industries mill in Duluth. Superior Recycled Fiber Industries produces more than 90,000 tons a year of high-quality pulp from post-consumer wastepaper. The company began operations in 1993 and employs about 35 people, who also work in a nonunion, team-based system.

       In 1994, a year that began with severely depressed prices for coated and supercalendered papers and ended with a strong recovery, combined sales of the acquired companies were in excess of $360 million. These operations were profitable in 1994.

       Pentair, Inc., St. Paul, Minnesota, is a diversified manufacturer with 1994 sales of $1.6 billion. Products made by Pentair's domestic and international businesses include: electrical and electronic enclosures, woodworking equipment, power tools, sporting ammunition, automotive service equipment, industrial lubrication systems and material-dispensing equipment.

       Minnesota Power is a diversified utility company headquartered in Duluth, Minnesota. The company provides electrical service to customers in northern Minnesota and northwestern Wisconsin. Minnesota Power also has water utility operations and other investments and corporate services.

       Consolidated Papers, Inc., based in central Wisconsin, manufactures and markets a complete line of enamel papers, also known as coated papers. These papers are used in many prominent magazines and in an assortment of printed materials including distinguished books, brochures, advertising communications and corporate annual reports.

       Consolidated Papers is also the nation's largest manufacturer of lightweight coated specialty papers, which are used in food and consumer product packaging and labeling. Other products manufactured by Consolidated include paperboard products and custom-designed corrugated displays and containers. The company reported 1994 sales of $1.03 billion. Prior to these acquisitions, Consolidated employed approximately 5,000 people. Consolidated has been in the papermaking business more than 90 years and has specialized in the manufacture of coated papers for the past 60 years.